                                                                     Exhibit 2.3


                                      FORM

                                       OF

                           CERTIFICATE OF DESIGNATION

                                       OF

              8 7/8% SERIES B CUMULATIVE REDEEMABLE PREFERRED STOCK

                                       OF

                             HEALTH CARE REIT, INC.


                         PURSUANT TO SECTION 151 OF THE
                GENERAL CORPORATION LAW OF THE STATE OF DELAWARE


                  The undersigned duly authorized officer of Health Care REIT, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), in accordance with the provisions of
Section 151 thereof, DOES HEREBY CERTIFY:

                  That the Certificate of Incorporation of the Corporation provides that the Corporation is authorized to issue ten million (10,000,000) shares of Preferred Stock, par value $1.00 per share ("Preferred Stock"), issuable in series by the Board. On July 19, 1994, the Corporation authorized the issuance of thirteen thousand (13,000) shares of Junior Participating Preferred Stock, Series A, which constitute a separate series of Preferred Stock, which shares are reserved for issuance. Such shares are the only shares of Preferred Stock authorized by the Board to be issued.

                  That pursuant to the authority conferred upon the Board of Directors by the Second Restated Certificate of Incorporation of the Corporation, the said Board of Directors on April 21, 1998 and May 7, 1998 adopted the following resolution creating a series of three million (3,000,000) shares of Preferred Stock designated as 8 7/8% Series B Cumulative Redeemable Preferred Stock:

                  RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation in accordance with the provisions of its Second Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be, and it hereby is, created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitation or restrictions thereof are as follows:

                  Section 1. DESIGNATION AND AMOUNT. The shares of such series shall be designated as "8 7/8% Series B Cumulative Redeemable Preferred Stock" (the "Series B Preferred Stock") and the number of shares constituting such series shall be three million (3,000,000).

                  Section 2. MATURITY. The Series B Preferred Stock shall have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

                  Section 3. RANK. The Series B Preferred Stock shall, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Corporation, rank (i) senior to all classes or series of common stock of the Corporation, and to all equity securities ranking junior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, (ii) on a parity with all equity securities issued by the Corporation the terms, of which specifically provide that such equity securities rank on a parity with the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation, and (iii) junior to all equity securities issued by the Corporation the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Corporation.

                  Section 4. DIVIDENDS.

                  (A) Holders of shares of the Series B Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors (or a duly authorized committee thereof), out of funds of the Corporation legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 8 7/8% of the liquidation preference per annum per share (equivalent to $2.21875 per share).

                  (B) Dividends on the Series B Preferred Stock shall be cumulative from the date of original issue and shall be payable quarterly in arrears on or about the 15th day of January, April, July and October or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). The first dividend on the Series B Preferred Stock is scheduled to be paid on July 15, 1998. Any dividend payable on the Series B Preferred Stock for any partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date, which shall be the last day of the previous calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors of the Corporation for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a "Dividend Record Date").

                  (C) No dividends on shares of Series B Preferred Stock shall be declared by the Board of Directors or paid or set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

                  (D) Notwithstanding the foregoing, dividends on the Series B Preferred Stock will accrue whether or not the Corporation has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B Preferred Stock will not bear interest and holders of the Series B Preferred Stock will not be entitled to any dividends in excess of full cumulative dividends described above. Any dividend payment made on the Series B Preferred Stock shall first be credited against the earliest accumulated but unpaid dividend due with respect to such shares that remains payable.

                  (E) If, for any taxable year, the Corporation elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that shall be allocable to the holders of Series B Preferred Stock shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series B Preferred Stock for the year bears to the Total Dividends. Beginning January 1, 1998, the Corporation will make a similar allocation with respect to any undistributed long-term capital gains of the Corporation which are to be included in its shareholders' long-term capital gains, based on the allocation of the Capital Gains Amount which would have resulted if such undistributed long-term capital gains had been distributed as "capital gains dividends" by the Corporation to its shareholders.

                  (F) No full dividends will be declared or paid or set apart for payment on any series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B Preferred Stock (other than a dividend in shares of any class of stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock, all dividends declared upon the Series B Preferred Stock and any other series of preferred stock ranking on a parity as to dividends with the Series B Preferred Stock shall be declared pro rata so that the amount of dividends declared per share of Series B Preferred Stock and such other series of preferred stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Stock and such other series of preferred stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

                  (G) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Series B Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Corporation ranking junior to or on a parity with the Series B Preferred Stock as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares of any such stock) by the Corporation (except by conversion into or exchange for other capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation or for the purpose of preserving the Corporation's qualification as a Real Estate Investment Trust (a "REIT")).

                  Section 5. LIQUIDATION PREFERENCES. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of the Series B Preferred Stock shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its shareholders a liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, before any distribution of assets is made to holders of Common Stock or any other class or series of capital stock of the Corporation that ranks junior to the Series B Preferred Stock as to liquidation rights. For such purposes, the consolidation or merger of the Corporation with or into any other corporation, or the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation.

                  Section 6. REDEMPTION.

                  (A) The Series B Preferred Stock shall not be redeemable prior to May 1, 2003. On and after May 1, 2003, the Corporation, at its option, upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, to the extent the Corporation has funds legally available therefor. The redemption price (other than the portion thereof consisting of accrued and unpaid dividends) is payable solely out of the sale proceeds of other capital stock of the Corporation, which may include shares of other series of preferred stock. For purposes of the preceding sentence, "capital stock" means any common stock, preferred stock, depository shares, interests, participation or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing. Holders of Series B Preferred Stock to be redeemed shall surrender such Series B Preferred Stock at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Corporation in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B Preferred Stock, such shares of Series B Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding Series B Preferred Stock is to be redeemed, the Series B Preferred Stock to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Corporation.

                  (B) Unless full cumulative dividends on all shares of Series B Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B Preferred Stock shall be redeemed unless all outstanding shares of Series B Preferred Stock are simultaneously redeemed and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series B Preferred Stock (except by exchange for capital stock of the Corporation ranking junior to the Series B Preferred Stock as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Corporation of shares of Series B Preferred Stock in order to ensure that the Corporation continues to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B Preferred Stock. So long as no dividends are in arrears, the Corporation shall be entitled at any time and from time to time to repurchase shares of Series B Preferred Stock in open-market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws.

                  (C) Notice of redemption shall be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. A similar notice furnished by the Corporation will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Stock to be redeemed at their respective addresses as they appear on the stock transfer records of the transfer agent. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series B Preferred Stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B Preferred Stock to be redeemed;
(iv) the place or places where the Series B Preferred Stock is to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the Series B Preferred Stock held by any holder is to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series B Preferred Stock held by such holder to be redeemed.

                  (D) Immediately prior to any redemption of Series B Preferred Stock, the Corporation shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Stock at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

                  (E) From and after the redemption date (unless default shall be made by the Corporation in providing for the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Series B Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

                  Section 7. VOTING RIGHTS.

                  (A) Holders of the Series B Preferred Stock shall not have any voting rights except as set forth in this Section 7 or as otherwise required by law.

                  (B) Whenever dividends on any shares of Series B Preferred Stock shall be in arrears for six or more quarterly periods, whether or not consecutive, the holders of such shares of Series B Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional directors of the Corporation at a special meeting called by holders of record of at least 25% of the Series B Preferred Stock or the holders of any other series of preferred stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B Preferred Stock for the past dividend periods and the dividend for the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board of Directors of the Corporation will be increased by two directors.

                  (C) So long as any shares of Series B Preferred Stock remain outstanding, the Corporation shall not, without the consent of the affirmative vote of the holders of two-thirds of the shares of Series B Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such Series B Preferred Stock voting separately as a class) (i) authorize, create or issue, or increase the authorized or issued amount of, any series of stock ranking prior to such Series B Preferred Stock with respect to payment of dividends, or in the distribution of assets on liquidation, dissolution or winding up, or reclassify any authorized stock of the Corporation into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares or (ii) repeal, amend, or otherwise change any of the provisions applicable to the Series B Preferred Stock in any manner which materially and adversely affects the powers, preferences, voting power or other rights or privileges of the Series B preferred Stock or the holders thereof; provided, however, that any increases in the amount of the authorized preferred stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Series B Preferred Stock, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

                  (D) The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series B Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

                  (E) Except as expressly stated in this Certificate of Designation, the Series B Preferred Stock shall not have any relative, participating, optional or other special voting rights and powers, and the consent of the holders thereof shall not be required for the taking of any corporate action, including but not limited to, any merger or consolidation involving the Corporation or a sale of all or substantially all of the assets of the Corporation, irrespective of the effect that such merger, consolidation or sale may have upon the rights, preferences or voting powers of the holders of the Series B Preferred Stock.

                  Section 8. CONVERSION. The Series B Preferred Stock shall not be convertible into or exchangeable for any other property or securities of the Corporation.

                  Section 9. RESTRICTIONS ON OWNERSHIP AND TRANSFER.

                  (A) Limit on Stock Ownership. No person may own more than 9.8% of the outstanding shares of the Corporation's Series B Preferred Stock (the "Ownership Limit"), and no Securities, as defined herein, may be issued or transferred to any person if, following such issuance or transfer, such person's ownership of Series B Preferred Stock would exceed the Ownership Limit. No person may actually or constructively own shares of stock of the Corporation that would result in the Corporation being "closely held" under Section 856(h) of the Code (including, but not limited to, Ownership that would result in the Corporation owning (actually or constructively) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Corporation (either directly or indirectly through one or more partnerships) from such tenant would cause the Corporation to fail to satisfy any of the gross income requirements of Section 856(c) of the Code) or otherwise cause the Corporation to fail to qualify as a REIT. Notwithstanding any other provisions contained in this Section 9, if any purported transfer of shares of the Series B Preferred Stock would cause the Corporation to be beneficially owned by fewer than 100 persons, such transfer will be null and void in its entirety and the intended transferee will acquire no rights to the stock.

                  (B) Notice and Request for Information. Any person who acquires or attempts or intends to acquire actual or constructive ownership of shares of Series B Preferred Stock that will or may violate any of the restrictions on transferability and ownership contained in this Section 9 is required to give notice immediately to the Corporation and provide the Corporation with such other information as the Corporation may request in order to determine the effect of such transfer on the Corporation's status as a REIT. In addition, each holder of Series B Preferred Stock shall upon demand be required to disclose to the Corporation in writing such information as the Corporation may request in order to determine the effect, if any, of such stockholder's actual and constructive ownership of the Series B Preferred Stock on the Corporation's status as a REIT and to ensure compliance with the Ownership Limit, or such other limit as permitted by the Board of Directors.

                  (C) Transfers in Excess of the Ownership Limit. If any purported transfer of Series B Preferred Stock or any other event would otherwise result in any person violating the Ownership Limit or such other limit as permitted by the Board of Directors, then any such purported transfer will be void and of no force or effect with respect to the purported transferee (the "Prohibited Transferee") as to that number of shares of Series B Preferred Stock in excess of the Ownership Limit or such other limit (the "Excess Shares"), and the Prohibited Transferee shall acquire no right or interest (or, in the case of any event other than a purported transfer, the person or entity holding record title to any such Excess Shares (the "Prohibited Owner") shall cease to own any right or interest) in such Excess Shares. Any such Excess Shares described above will be transferred automatically, by operation of law, to a trust, the beneficiary of which will be a qualified charitable organization described in Sections 170(b)(1)(A), 170(c)(2) or 501(c)(3) of the Code and selected by the Corporation (the "Beneficiary"). Such automatic transfer shall be deemed to be effective as of the close of business on the business day prior to the date of such violative transfer. Within 20 days of receiving notice from the Corporation of the transfer of shares to the trust, the trustee of the trust (who shall be designated by the Corporation and be unaffiliated with the Corporation and any Prohibited Transferee or Prohibited Owner) will be required to sell such Excess Shares to a person or entity who could own such shares without violating the Ownership Limit, or such other limit as permitted by the Board of Directors, and distribute to the Prohibited Transferee or Prohibited Owner, as applicable, an amount equal to the lesser of the price paid by the Prohibited Transferee or Prohibited Owner for such Excess Shares or the sales proceeds received by the trust for such Excess Shares. In the case of any Excess Shares resulting from any event other than a transfer, or from a transfer for no consideration (such as a gift), the trustee will be required to sell such Excess Shares to a qualified person or entity and distribute to the Prohibited Owner an amount equal to the lesser of the Market Price of such Excess Shares as of the date of such event or the sales proceeds received by the trust for such Excess Shares. In either case, any proceeds in excess of the amount distributable to the Prohibited Transferee or Prohibited Owner as applicable will be distributed to the Beneficiary. Prior to a sale of any such Excess Shares by the trust, the trustee will be entitled to receive, in trust for the Beneficiary, all dividends and other distributions paid by the Corporation with respect to such Excess Shares, and also will be entitled to exercise all voting rights with respect to such Excess Shares. Subject to Delaware law, effective as of the date that such shares have been transferred to the trust, the trustee shall have the authority (at the trustee's sole discretion) (i) to rescind as void any vote cast by a Prohibited Transferee or Prohibited Owner, as applicable, prior to the discovery by the Corporation that such shares have been transferred to the trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the Beneficiary. However, if the Corporation has already taken irreversible corporate action, then the trustee shall not have the authority to rescind and recast such vote. Any dividend or other distribution paid to the Prohibited Transferee or Prohibited Owner (prior to the discovery by the Corporation that such shares had been automatically transferred to a trust as described above) will be required to be repaid to the trustee upon demand for distribution to the Beneficiary. In the event that the transfers to the trust as described above is not automatically effective (for any reason) to prevent violation of the Ownership Limit or such other limit as permitted by the Board of Directors, then the transfer of the Excess Shares shall be void. In addition, shares of the Series B Preferred Stock of the Corporation held in the trust shall be deemed to have been offered for sale to the Corporation, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) and (ii) the Market Price on the date the Corporation, or its designee, accepts such offer. The Corporation shall have the right to accept such offer until the trustee has sold the shares of stock held in the trust. Upon such a sale to the Corporation, the interest of the Beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the Prohibited Transferee or Prohibited Owner.

                  (D) Exceptions.

                           (i) The Board of Directors may, but in no event will
be required to, waive the Ownership Limit with respect to a particular shareholder if it determines that such ownership will not jeopardize the Corporation's status as a REIT and the Board of Directors otherwise decides such action would be in the best interest of the Corporation. As a condition of such waiver, the Board of Directors may require an opinion of counsel satisfactory to it and/or undertakings or representations from the applicant with respect to preserving the REIT status of the Corporation.

                           (ii) The restrictions on transferability and
ownership contained in this Section 9 will not apply if the Board of Directors determines that it is no longer in the best interest of the Corporation to attempt to qualify, or to continue to qualify, as a REIT.

                  (E) Definitions. For purposes of this Section 9: (a) "Person" includes an individual, corporation, partnership, association, joint stock company, trust, unincorporated association or other entity; (b) "Securities" means shares of Series B Preferred Stock; (c) "Ownership" means beneficial ownership determined on the basis of the beneficial ownership rules applicable under the Securities Exchange Act of 1934, as amended, or such other basis as the Board of Directors reasonably determines to be appropriate to effectuate the purposes hereof; (d) "Market Price" means the price of the shares reflected in the closing sales price for the shares, if then listed on a national securities exchange, or if the shares are not then listed on a national securities exchange, the "Market Price" means the redemption price of such shares of Series B Preferred Stock.

                  (F) Additional Restrictions. Notwithstanding anything herein to the contrary, the Corporation and its transfer agent may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of the Board of Directors or counsel to the Corporation, disqualify the Corporation as a REIT under the Internal Revenue Code. Nothing herein contained shall limit the ability of the Corporation to impose or to seek judicial or other imposition of additional restrictions if deemed necessary or advisable to preserve the Corporation's tax status as a qualified REIT.

                  (G) Certificate Legend. All certificates representing shares of the Series B Preferred Stock shall be marked with a legend sufficient under the laws of the State of Delaware to provide a purchaser of such Securities with notice of the restrictions on transfer under this Section 9.

                  (H) New York Stock Exchange. Nothing in this Section 9, including but not limited to Paragraph (B), shall preclude the settlement of any transactions entered into through the facilities of the New York Stock Exchange or any other stock exchange. The fact that settlement of any transaction takes place shall not, however, negate the effect of any other provision of this
Section 9, and any transferee, and the shares of capital stock transferred to such transferee in such a transaction, shall be subject to all of the provisions and limitations in this Section 9.

                  (I) Invalidity of Provisions. If any provision of this Article or any application of any such provision is determined to be invalid by any federal or state court having jurisdiction over the issue, the validity of the remaining provisions shall not be affected and other applications of such provision shall be affected only to the extent necessary to comply with the determination of such court.

                  (J) The provisions set forth in this Section 9 shall apply to the Series B Preferred Stock notwithstanding any contrary provisions of the Series B Preferred Stock described in this Certificate of Designation.

                  Section 10. AMENDMENT. Neither the Second Restated Certificate of Incorporation of the Corporation nor this Certificate of Designation shall be amended in any manner which would materially and adversely affect the holders of the Series B Preferred Stock without the affirmative consent or vote of the holders of two-thirds of the Series B Preferred Stock outstanding at the time. Except as otherwise described in this Certificate of Designation, any change in the Ownership Limit requires an amendment to this Certificate of Designation in accordance with this Section 10.

                  IN WITNESS WHEREOF, the undersigned has executed and subscribed this certificate and does affirm the foregoing as true under the penalties of perjury this 7th day of May, 1998.



                                      ------------------------------------
                                      George L. Chapman
                                      Chairman of the Board, Chief Executive
                                      Officer and President

ATTEST:


--------------------------------------
Erin C. Ibele
Vice President and Corporate Secretary